Exhibit 99.1

August 22, 2013

BUCKEYE TECHNOLOGIES INC. ANNOUNCES TERMINATION

OF THE HART-SCOTT-RODINO ACT WAITING PERIOD

MEMPHIS, Tenn. – Buckeye Technologies Inc. (NYSE:BKI, “Buckeye”) today announced that the U.S. Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice granted termination of the waiting period required under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the “HSR Act”), for the previously announced proposed acquisition by merger (the “Merger”) of Buckeye by GP Cellulose Group LLC, an indirect wholly-owned subsidiary of Georgia-Pacific LLC. Accordingly, the condition to the consummation of the Merger with respect to the termination or expiration of the applicable waiting periods under the HSR Act has been satisfied.

In the Merger, GP Cellulose Group LLC would acquire all of the outstanding shares of common stock of Buckeye for $37.50 per share net to the seller in cash without interest and subject to any withholding of taxes required by applicable law. The Merger is expected to close on August 23, 2013, subject to customary closing conditions.

Headquartered in Memphis, Tenn., Buckeye currently operates manufacturing facilities in the United States and Germany. Its products are sold worldwide to makers of consumer and industrial goods. www.bkitech.com.

FORWARD-LOOKING STATEMENTS: Any statements made regarding the proposed transaction between Georgia-Pacific LLC and Buckeye, the expected timetable for completing the transaction, successful integration of the business, benefits of the transaction, earnings and any other statements contained in this news release that are not purely historical fact are “forward-looking statements” that are based on management’s beliefs, certain assumptions and current expectations as of the date hereof and which are believed to be reasonable. These statements may be identified by their use of forward-looking terminology such as the words “expects,” “projects,” “anticipates,” “intends” and other similar words. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or implied. These risks and uncertainties include, but are not limited to, general economic, business and market conditions and the satisfaction of the conditions to closing of the proposed transaction. Other risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements include those that may be contained from time to time in the documents filed with the SEC by Buckeye, including Buckeye’s annual report on Form 10-K for the fiscal year ended June 30, 2012, and quarterly and current reports on Form 10-Q and Form 8-K, respectively. The forward-looking statements contained in this news release are made as of the date hereof, and we do not undertake any obligation to update any forward-looking statements, whether as a result of future events, new information or otherwise, except as expressly required by law.

Investor and Media Contact:

Steve Dean

901-320-8352

Eric Whaley

901-320-8509